Share Transfer Agreement between

Beijing Lihe Jiahua Technology and Trading Company Ltd..

And

Global Telecom Holdings Limited

Transferor: Li Han Guang
(Shareholder of Beijing Lihe Jiahua Technoiogy and Trading Company Ltd. "Lihe" )

Transferee: Global Telecom Holdings Limited (“GTHL”)
(wholely-owned Enterprise of Guangzhou Global Telecom, Inc..)

Whereas, this share transfer agreement (hereinafter referred to "Agreement") is contracted by the above parties on April 7, 2008. The transferor above is willing to transfer its shares of Beijing Lihe Technology and Trading Company Ltd. ("Lihe") to the transferee according to the terms and conditions of this Agreement, and the transferee agrees to be transferred of the target share.

NOW, THEREFORE, the parties agree as follows:

1. Li Hanguang the transferor agrees to transfer 50% of its total authorized shares to the transferee.

2. Terms and conditions

2.1The paid up by the transferee to acquire the 50% is 1.5 million shares of Guangzhou Global Telecom Inc. (OTC Bullion Board:GZGT)

2.2 RMB 200,000 cash will be invested into Lihe for business operation.

2.3 Lihe management team shall remain the right to manage and maintain all current business transaction and activities.

3. Representation and Warrants

3.1 Lihe must be clear of all outstanding loans or liabilities to all parties inclusive of banks before acquisition can be completed.

3.2 The transferors guarantee that the transfer of the shares of Lihe has been approved by the board of shareholders and directors. (The relating resolutions are attached with this Agreement)

3.3 The transferors assure the truthful of the financial data and the operating result provided.

3.4 Lihe management team shall be in full co-operation with GTHL management to meet the projected revenue.

3.5 Both parties of the agreement should keep confidential of involved business secrets. These obligations of confidentiality in commercial secrets should be carried out till it is legitimated public disclosure.

4. Liability of breach

4.1 Both sides agreed that if one party breaches any terms or conditions of the agreement, and make another party suffered any loss, it should compensate the loss of another party.

4.2 Transferee shall bear the responsibility of any delay of executing it's liability to place the investment and shares according the agreement.

5. Applicable law

The setup, effective and explanation of the agreement are all applied to the law of PRC.

6. Resolve of dispute

All disputes with the agreement should be submitted to the Guangzhou Arbitration Commission and in accordance with the effective arbitration rules to arbitrate. Arbitration ruling is final and binding on both parties.

7.This agreement is in       copies, the transferor and the transferee holds one copy respectively.

Appendixes

Appendix1 : The relating documents of resolutions which approved by the board of shareholders and directors to approve this transfer.

Appendix2: Identity information of transferor.

Appendix3: Shares distribution

Transferor: Li Han Guang
(Shareholder of Beijing Lihe Jiahua Technology and Trading Company Ltd. "Lihe" )

signature: /s/ Li Han Guang

Date:

Transferee: Global Telecom Holdings Limited
( wholely-owned Enterprise of Guangzhou Global Telecom, Inc. )

Authorized signature: /s/Li Yankuan

date:

Appendix3
Shares distribution

Name	Shares

DENG YI	100000
LI HANGUANG	250000
LI DONGMING	250000
CHEN CHUNJIANG	100000
LI YONGKANG	50000
YAN HONG	50000
WEN ZHIBIAO	50000
CHEN WENWU	50000
LI HANBIN	50000
QIN YINGBO	50000
NI JINGDA	50000
EASEWAY TELECOM HOLDINGS LIMITED	450000

TOTAL	1500000

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